CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

IMMUNOCELLULAR THERAPEUTICS, LTD.

(Under Section 242 of the General Corporation Law of the State of Delaware)

ImmunoCellular Therapeutics, Ltd., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

FIRST. The name of the corporation is ImmunoCellular Therapeutics, Ltd.

SECOND. The date on which the Certificate of Incorporation of the corporation was originally filed with the Secretary of State of the State of Delaware is March 20, 1987.

THIRD. The board of directors of the corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions to amend Article FOURTH so that, as amended, it shall be and read in full as follows:

"FOURTH

The name of the corporation is EOM Pharmaceutical Holdings, Inc."

FOURTH. The effective date of the name change herein set forth shall be November 7, 2022.

FIFTH. This Certificate of Amendment was duly adopted by the stockholders of the corporation in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the corporation has caused this Certificate to be signed by Eli Goldberger, its Chairman and Chief Operating Officer, this 7th day of November 2022.

ImmunoCellular Therapeutics, Ltd.

By: /s/ Eli Goldberger
Name: Eli Goldberger
Title: Chairman and COO

State of Delaware
Secretary of State
Division of Corporations
Delivered 10:01 AM 11/07/2022
FILED 10:01 AM 11/07/2022
SR 20223952652 - File Number 2121128